Exhibit 19

MGIC Investment Corporation

INSIDER TRADING POLICY
(Including Window, Hedging and Pledging Policies, and Pre-Clearance Policy and Procedure)

PURPOSE OF POLICY
The Management Development, Nominating and Governance Committee of the Company’s Board of Directors has adopted this Insider Trading Policy (the “Policy”) to promote compliance with federal and state securities laws that prohibit certain persons who are aware of material nonpublic information about a company from: (i) trading in securities of that company; or (ii) providing material nonpublic information to other persons who may trade on the basis of that information, and for other purposes.

POLICY STATEMENT
This Policy provides guidelines with respect to transactions in the securities of MGIC Investment Corporation (the “Company”), companies with which the Company does business and competitors of the Company, and the handling of confidential information about the Company, companies with which the Company does business and competitors of the Company.

SCOPE AND APPLICABILITY
Transactions Subject to this Policy. This Policy applies to transactions in the Company’s securities, including the Company’s common stock, options to purchase common stock, and any other type of securities the Company may issue, including preferred stock, convertible debentures and warrants, as well as derivative and other synthetic securities that are not issued by the Company, such as exchange-traded put or call options or swaps relating to the Company’s securities (collectively referred to in this Policy as “Company Securities”).

Persons Subject to this Policy. Portions of this Policy apply to all directors and employees of the Company and its subsidiaries. The Company may also determine that other persons should be subject to this policy, such as contractors or consultants who have access to material nonpublic information. Other portions of this Policy apply to a subset of persons, as described below. This Policy also applies to family members, other members of a person’s household and entities controlled by a person covered by this Policy, as described below.

Individual Responsibility. Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of “material nonpublic information.” Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of material nonpublic information rests with that individual, and any action on the part of the Company or an employee of the Legal Department pursuant to this Policy does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws.

Policy Regarding Trading and Other Actions While in Possession of Material Nonpublic Information
No director or employee of the Company (or any other person subject to this Policy) who is aware of material nonpublic information relating to the Company may, directly, or indirectly through family members or other persons or entities:
1.Engage in transactions in Company Securities, except as otherwise specified in this Policy under the headings “Transactions Under Company Plans,” and “Transactions Not Involving a Purchase or Sale”;
2.Recommend the purchase or sale of any Company Securities;
3.Disclose material nonpublic information to persons within the Company whose jobs do not require them to have that information, or outside of the Company to other persons, including, but not limited to, family, friends, business associates, investors and expert consulting firms, unless any such disclosure is made in accordance with the Company’s policies regarding the protection or authorized external disclosure of information regarding the Company; or
4.Assist anyone engaged in the above activities.

In addition, no director or employee of the Company (or any other person subject to this Policy) who, in the course of working for the Company, learns of material nonpublic information that affects a company with which the Company does business, including customers or suppliers of the Company, or affects a competitor of the Company, may trade in that company’s securities until the information becomes public or is no longer material.

There are no exceptions to this Policy, except as specifically noted herein. Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure), or small transactions, are not excepted from this Policy. The securities laws do not recognize any mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

Material Information
Information is considered “material” if a reasonable investor would consider that information important in making a decision to buy, hold or sell securities. Any information that could be expected to affect a company’s stock price, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of material information, some examples of information that ordinarily would be regarded as material are:
•Financial results
•A pending or proposed merger, acquisition or tender offer
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities
•Significant bank borrowings or other financing transactions out of the ordinary course
•The establishment of a repurchase program for Company Securities
•A change in executive management
•Pending or threatened significant litigation, or the resolution of such litigation
•Regulatory or GSE developments that significantly affect the Company
•Cybersecurity incidents that significantly affect the Company
•The imposition of a ban on trading in Company Securities

Examples of information that may be regarded as material, depending on its significance to the Company and information already publicly known are:
•Projections of future earnings or losses
•Significant changes in the Company’s pricing or cost structure
•An imminent change in the Company’s credit rating by a rating agency
•The gain or loss of a significant customer

When Information is Considered Public
Information that has not been disclosed to the public is generally considered to be nonpublic information. In order to establish that the information has been disclosed to the public, it may be necessary to demonstrate that the information has been widely disseminated. Information generally would be considered widely disseminated if it has been disclosed through newswire services, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website.

Once information is widely disseminated, it is still necessary to afford the investing public with sufficient time to absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full business day after the day on which the information is released. If, for example, the Company were to make an announcement on Monday, you should not trade in Company Securities until Wednesday. Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific material nonpublic information.

Transactions by Family Members and Others
The Policy Regarding Trading While in Possession of Material Nonpublic Information applies to your family members who reside with you (including a spouse, a child, a child away at college, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws), anyone else who lives in your household, and any family members who do not live in your household but whose transactions in Company Securities are directed by you or are subject to your influence or control, such as parents or children who consult with you before they trade in Company Securities (collectively referred to as “Family Members”). You are responsible for the transactions of these other persons and therefore should make them aware of the need to confer with you before they trade in Company Securities, and you should treat all such transactions for the purposes of this Policy and applicable securities laws as if the transactions were for your own account.

Transactions by Entities that You Influence or Control
The Policy Regarding Trading While in Possession of Material Nonpublic Information applies to any entities that you influence or control, including any donor advised funds, corporations, partnerships or trusts (collectively referred to as “Controlled Entities”), and transactions by these Controlled Entities should be treated for the purposes of this Policy and applicable securities laws as if they were for your own account.

Transactions Under Company Plans
The Policy Regarding Trading While in Possession of Material Nonpublic Information does not apply in the case of the following transactions, except as specifically noted:

Restricted Stock Unit Awards. The Policy does not apply to the vesting of restricted stock units, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock unit.

Stock Option Exercises. The Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. The Policy does apply, however, to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

•Dividend Reinvestment. The Policy does not apply to the automatic reinvestment of dividends in: (1) restricted share unit accounts under the Restricted Stock Unit Agreements for non-employee directors; or (2) phantom share accounts under the Deferred Compensation Plan for Non-Employee Directors.
Transactions Not Involving a Purchase or Sale
•Transactions in mutual funds that are invested in Company Securities are not transactions subject to the Policy.
•Bona fide gifts of securities are subject to the Policy Regarding Trading While in Possession of Material Nonpublic Information. Moreover, if the recipient is described under the heading “Transactions by Family Members and Others” or “Transactions by Entities that You Influence or Control,” the recipient is subject to this Policy for a subsequent transaction involving the Company Securities received in the gift. Gifts of Company Securities to certain charities, such as donor-advised funds, that the director or employee (or any other person subject to this Policy) knows is likely to sell such securities promptly upon receipt will be subject to this Policy.

Window Period Policy and Pre-Clearance

Quarterly Window Period Policy
Directors, officers and other persons designated by the Legal Department as subject to this restriction, as well as their Family Members or Controlled Entities (collectively, “Persons Subject to the Window Period Policy”), may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy), during a “Blackout Period” beginning on the eleventh business day of the last month of the quarter and continuing through the first business day following the date of the public release of the Company’s earnings results for that quarter. In other words, these persons may only conduct transactions in Company Securities during the “Window Period” beginning on the second business day following the public release of the Company’s quarterly earnings and ending on the tenth business day of the last month of the quarter. Any transactions during the Window Period still must comply with the Policy Regarding Trading While in Possession of Material Nonpublic Information.

Event-Specific Trading Restriction Periods
From time to time, an event may occur that is material to the Company and is known by only a few directors and/or employees. So long as the event remains material and nonpublic, the persons designated by the Legal Department may not trade Company Securities. In addition, the Company’s financial results may be sufficiently material in a particular fiscal quarter that, in the judgment of the General Counsel, designated persons should refrain from trading in Company Securities even sooner than the typical Blackout Period described above. In these situations, the Legal

Department may notify these persons that they should not trade in the Company’s Securities, without disclosing the reason for the restriction. The existence of an event-specific trading restriction period or extension of a Blackout Period will not be announced to the Company as a whole, and should not be communicated to any other person. Even if the Legal Department has not designated you as a person who should not trade due to an event-specific restriction, you should not trade while aware of material nonpublic information. Exceptions will not be granted during an event-specific trading restriction period.

Exceptions
The quarterly trading restrictions and event-specific trading restrictions do not apply to those transactions to which this Policy does not apply, as described above under the headings “Transactions Under Company Plans” and “Transactions Not Involving a Purchase or Sale.”

Pre-Clearance Procedures
Persons Subject to the Window Period Policy may not engage in any transaction in Company Securities without first obtaining pre-clearance of the transaction from MGIC’s General Counsel or Securities Law Counsel. A request for pre-clearance should be submitted at least two business days in advance of the proposed transaction. Such officers are under no obligation to approve a transaction submitted for pre-clearance, and may determine not to permit the transaction. If a person seeks pre-clearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company Securities, and should not inform any other person of the denial.

When a request for pre-clearance is made, the requestor should carefully consider whether he or she may be aware of any material nonpublic information about the Company, and should describe fully those circumstances to MGIC’s General Counsel or Securities Law Counsel as applicable.

Pre-cleared trades must be settled within five business days of receipt of pre-clearance. Transactions not settled within the time limit are subject to pre-clearance again.
Post-Termination Transactions
The Policies discussed above continue to apply to transactions in Company Securities even after termination of service to the Company. If an individual is in possession of material nonpublic information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material. The pre-clearance procedures specified above, however, will cease to apply to transactions in Company Securities upon the expiration of any Blackout Period or other Company-imposed trading restrictions applicable at the time of the termination of service.

Policy Regarding Rule 10b5-1 Plans
Persons Subject to the Window Period Policy may not enter into Rule 10b5-1 Plans. Other employees may enter into Rule 10b5-1 Plans subject to this Policy.

Rule 10b5-1 of the Securities Exchange Act of 1934 provides an affirmative defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5‑1 plan for transactions in Company Securities that meets certain conditions specified in the Rule (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Company Securities may be purchased or sold without regard to certain insider trading restrictions. To comply with the Policy, a Rule 10b5-1 Plan must be approved by the General Counsel and meet the requirements of Rule 10b5-1. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material nonpublic information. Once the Rule 10b5-1 Plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The Rule 10b5-1 Plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. Any Rule 10b5-1 Plan must be submitted for approval five business days prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required.

Pledging Policy
Persons Subject to the Window Policy may not hold Company securities in a margin account or pledge Company securities as collateral for a loan. A “margin account” is a brokerage account in which the broker lends the customer cash to purchase securities. The loan in the account is collateralized by the securities and cash. Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold if the borrower defaults on the loan. It would be problematic if such sales occurred at a time when the pledgor is aware of material nonpublic information or otherwise is not permitted to trade in Company securities. In addition, a sudden forced sale of a significant amount of company stock may negatively impact the company's stock price.

Hedging Policy
Persons Subject to the Window Policy may not engage in transactions that hedge or offset, or are designed to hedge or offset, any decrease in market value of the Company Securities. For purposes of this paragraph, Company Securities includes those as described above, as well as vested and unvested restricted stock units (whether cash- or stock-settled). Such hedging transactions would allow an individual to continue to own the underlying security without all of the risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Examples of prohibited hedging transactions include forward sale contracts, equity swaps and credit default swaps relating to Company securities. A financial instrument that hedges general industry risk or whose underlying security is that of an unrelated company are not prohibited, provided the transaction is not entered into on the basis of material nonpublic information.

Short Sales
Persons Subject to the Policy may not engage in short sales of Company Securities (i.e., the sale of a security that the seller does not own). Such short sales may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company. Additionally, short sales may reduce a seller’s incentive to improve the Company’s performance.

Policy Regarding Transactions in Publicly-Traded Options

Given the relatively short term of publicly-traded options, transactions in options related to Company Securities may create the appearance that a director or employee is trading based on material nonpublic information and focus a director’s or other employee’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in put options, call options or other derivative securities related to Company Securities, on an exchange or in any other organized market, are prohibited.

Company Stock Repurchase Plans
Persons Subject to the Window Period Policy may not conduct any transactions involving the Company’s Securities (other than as specified by this Policy) within four (4) business days before or after the announcement of a Company stock repurchase plan.

CONTACT INFORMATION FOR QUESTIONS
Please contact MGIC’s General Counsel or Securities Law Counsel if you have any questions regarding this Policy.

MONITORING AND ENFORCEMENT
The purchase or sale of securities while aware of material nonpublic information, or the disclosure of material nonpublic information to others who then trade in the Company’s Securities, is prohibited by federal and state securities laws. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities.

Punishment for insider trading violations is severe, and could include significant fines and imprisonment. While the regulatory authorities concentrate their efforts on the individuals who trade, or who tip material nonpublic information to others who trade, the federal securities laws also impose potential liability on companies and other “controlling persons” if they fail to take reasonable steps to prevent insider trading by company personnel.

In addition, an individual’s failure to comply with this Policy may subject the individual to Company-imposed disciplinary action, including dismissal for cause, whether or not the employee’s failure to comply results in a violation of law.
History Log:

Created	01/21/2019	Martha Tsuchihashi, Assistant Secretary
Approved	01/21/2019	Paula Maggio, General Counsel
Approved	01/21/2019	Management Development, Nominating and Governance Committee
Revised	09/02/2021	Martha Tsuchihashi, Assistant Secretary
Approved	09/02/2021	Paula Maggio, General Counsel

Approved	10/28/2021	Management Development, Nominating and Governance Committee
Revised	07/10/2023	Leslie Schunk, Assistant Secretary
Approved	07/10/2023	Paula Maggio, General Counsel
Approved	07/26/2023	Management Development, Nominating and Governance Committee
Adopted	07/27/2023	Board of Directors